
                 Pomeroy Computer Resources, Inc.
          Exhibit 11 - Computation of Earnings Per Share
          (in  thousands,  except  per  share  amounts)

                                            Quarter  Ended
                                                  April  5,
                                            ------------------
                                               1998      1999
                                            ---------  -------

BASIC
Weighted average common shares
outstanding. . . . . . . . . . . . . . . . .   11,392   11,692
                                            =========  =======
Net income . . . . . . . . . . . . . . . . .  $ 4,277  $ 5,068
                                            =========  =======
Net income per common share. . . . . . . . .  $  0.38  $  0.43
                                            =========  =======
DILUTED
Weighted average common shares
outstanding. . . . . . . . . . . . . . . . .   11,392   11,692

Dilutive effect of stock options outstanding
during the period. . . . . . . . . . . . . .      319      166

Total common and common equivalent          ---------  -------
shares . . . . . . . . . . . . . . . . . . .   11,711   11,858
                                            =========  =======
Net income . . . . . . . . . . . . . . . . .  $ 4,277  $ 5,068
                                            =========  =======
Net income per common share. . . . . . . . .  $  0.37  $  0.43
                                            =========  =======